                    Addendum to Management Agreement between
                          Lord Abbett Global Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    Dated: January 1, 2006 (the "Agreement")

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Global Fund, Inc., on behalf of its Income Series (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.50 of 1% of the first $1 billion of the Fund's average daily net assets; and 0.45 of 1% of such assets in excess of $1 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

                                      LORD, ABBETT & CO. LLC


                                      BY: /s/ Lawrence H. Kaplan
                                          --------------------------------------
                                          Lawrence H. Kaplan
                                          Member and General Counsel


                                      LORD ABBETT GLOBAL FUND, INC.


                                      BY: /s/ Christina T. Simmons
                                          --------------------------------------
                                          Christina T. Simmons
                                          Vice President & Assistant Secretary